Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

IceCure Medical Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, no par value	457(c) 457(h)	2,000,000	(2)	$0.6	(4)	$1,200,000	$0.00014760	$177.12
	Equity	Ordinary shares, no par value	457(c)	1,500,000	(3)	0.6	(4)	900,000	$0.00014760	$132.84

	Total Offering Amounts							$2,100,000		$309.96
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due									$309.96

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Represents Ordinary Shares reserved for issuance upon the exercise of options that may be granted under the IceCure Medical Ltd. 2024 Equity Incentive Plan, or the Plan, as amended from time to time.

(3)	Consists of ordinary shares issuable upon vesting and settlement of Restricted Shares and Restricted Shares Units (RSUs) that are outstanding under the Plan.

(4)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low sales prices of the Registrant’s ordinary shares as reported on the Nasdaq Capital Market on August 9, 2024.